UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2009

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

The Compensation Committee of the Board of Directors has determined not to renew the employment agreements of executive employees scheduled to expire on December 31, 2009. Rather, such executives will have their compensation reduced and certain executives have been offered severance agreements providing for reduced “change of control” benefits compared with those currently in effect under the expiring employment agreements.

On October 14, 2009, 4Kids Entertainment Licensing, Inc. (“4KEL”), a subsidiary of 4Kids Entertainment, Inc. (“4Kids” or the “Company”), and Bruce R. Foster entered into a severance agreement providing that: (a) in the event that the Company or 4KEL enters into an agreement prior to December 31, 2009 for the sale of the Company’s business, which if consummated, would result in a “Change of Control”, as defined in the Severance Agreement, and the closing of such transaction occurs after December 31, 2009 but prior to April 1, 2010, Mr. Foster would have the right to voluntarily terminate his employment by 4KEL within three months of the Change of Control and receive a payment equal to 2 times his average compensation (including bonuses) during the last 3 years. If a transaction described above is consummated after December 31, 2009 and prior to April 1, 2010, and Mr. Foster is terminated without cause or if he resigns for “Good Reason”, as defined in the Severance Agreement, within 3 months after the Change of Control, he would have the right to receive a payment equal to 2.99 times his average compensation during the last three years. If Mr. Foster’s employment by the Company is terminated without cause or he resigns for Good Reason in circumstances other than those covered by the preceding two sentences, he would be entitled to receive a payment equal to $500,000. Mr. Foster’s salary effective January 1, 2010 will be reduced to $475,000 per annum.

Additionally, on October 14, 2009, 4KEL and Samuel R. Newborn entered into a severance agreement providing that: (a) in the event that the Company or 4KEL enters into an agreement prior to December 31, 2009 for the sale of the Company’s business, which if consummated, would result in a “Change of Control”, as defined in the Severance Agreement, and the closing of such transaction occurs after December 31, 2009 but prior to April 1, 2010, Mr. Newborn would have the right to voluntarily terminate his employment by 4KEL within three months of the Change of Control and receive a payment equal to 2 times his average compensation (including bonuses) during the last 3 years. If a transaction described above is consummated after December 31, 2009 and prior to April 1, 2010, and Mr. Newborn is terminated without cause or if he resigns for “Good Reason”, as defined in the Severance Agreement, within 3 months after the Change of Control, he would have the right to receive a payment equal to 2.99 times his average compensation during the last three years. If Mr. Newborn’s employment by the Company is terminated without cause or he resigns for Good Reason in circumstances other than those covered by the preceding two sentences, he would be entitled to receive a payment equal to $1,000,000. Mr. Newborn’s salary effective January 1, 2010 will be reduced to $600,000 per annum.

Simultaneously with entering into their respective severance agreements, Messrs. Newborn and Foster each entered into substantially identical amendments of their respective employment agreements with 4KEL providing that to extent that severance payments potentially payable to Mr. Newborn or Mr. Foster (as applicable) under his employment agreement would be subject to Section 280G of the Internal Revenue Code, such payments will be reduced by an amount that would result in him receiving the maximum amount of such payment without resulting in him becoming subject to the Section 280G excise tax, and incorporating amendments clarifying the timing of severance payments and the application of Section 409A of the Internal Revenue Code.

Each of the severance agreements and employment agreement amendments described above is furnished as an exhibit to this Report and is incorporated by reference herein. The descriptions of such agreements are summary in nature and do not purport to be complete. This summary should be read in connection with the exhibits hereto.

Item 9.01. Financial Statements and Exhibits.

         (d) Exhibits

Exhibit	Description

99.1	Amendment to the Employment Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Bruce R. Foster.
99.2	Severance Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Bruce R. Foster.
99.3	Amendment to the Employment Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Samuel R. Newborn.
99.4	Severance Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Samuel R. Newborn.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 20, 2009.

4KIDS ENTERTAINMENT, INC. By: /s/ Alfred R. Kahn Alfred R. Kahn Chairman of the Board, Chief Executive Officer

Exhibit Index

Exhibit	Description

99.1	Amendment to the Employment Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Bruce R. Foster.
99.2	Severance Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Bruce R. Foster.
99.3	Amendment to the Employment Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Samuel R. Newborn.
99.4	Severance Agreement, dated as of October 14, 2009, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Samuel R. Newborn.